Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies Announces Closing of $105 Million Long-Term Senior Debt Financing for the
Olkaria III Geothermal Power Project in Kenya
Reno, Nevada March 6, 2009— Ormat Technologies, Inc. (NYSE: ORA) announced today that its wholly-owned subsidiary, Orpower 4, Inc., concluded the closing under its previously announced loan documents for up to $105 million project financing to refinance Ormat’s investment in the Olkaria III geothermal project. The 48 MW power plant is located in Naivasha, Kenya.
The first disbursement of approximately $ 90 million under the 10-year project finance loan is expected to occur within the next two weeks.
Commercial operation of the Phase II expansion began at the beginning of January and added 35 MW, bringing the project to its target capacity of 48 MW. The project currently accounts for 6% of Kenya’s total energy production. The electricity generated is sold to Kenya Power & Light Company (KPLC) under a 20-year Power Purchase Agreement.
The closing announcement was made during the inauguration ceremony that took place yesterday at the project and was attended by: the Vice President of Kenya, the Minister of Energy, the Permanent Secretary of Energy, Chairman of the ERC, Members of Parliament, other Governmental officials, Representatives of KPLC, local community representatives and of the lender group of European Development Finance Institutions (EDFIs) arranged by Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”).
Vice President H.E. Kolonzo Musyoka said during the ceremony: “The US $150 million injected into the project by Ormat is the largest single private sector investment in the power sector and is consistent with government policy to open the power sector to private participation.”
The Vice President concluded “I am also pleased to note that the green technology used in the Olkaria power plant, will help reduce the cost of electricity and help save the country 120,000 tons of imported oil.”
The Minister of Energy Mr. Kiriatu Murungi said “At a price of US $ 29 per barrel of petroleum crude oil, this 48 MW geothermal plant is cheaper to operate than a heavy fuel oil fired plant. This means that at the current oil prices still above US$40 per barrel, OrPower 4 is providing cheaper electricity to the national grid than any existing oil fired plants in Kenya.”

“Having reached the closing of this project finance is a very important and happy day for us.” said Dita Bronicki, Ormat’s CEO.
“I want to thank the Government, the Ministry, the authorities, our customer KPLC, as well as the DEG as lead Consortium and the lenders and last, but not least, the Olkaria III manager Ernest Mabwa, his team and the all Ormat employees.” concluded Dita Bronicki.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 U.S. patents. Ormat has built over 1000MW of plants half for its own account and half as supplies to utilities and developers Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua – Momotombo and in New Zealand- GDL.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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